Exhibit 19


                                                                         CREO

Creo Inc.                         T. +1.604.451.2700           www.creo.com
3700 Gilmore Way                  F. +1.604.437.9891
Burnaby, B.C.
Canada V5G 4M1


                                                                News release


For immediate release

Creo Terminates Offer to Printcafe

Vancouver, BC, Canada (February 24, 2003) - Creo Inc. (NASDAQ: CREO; TSX: CRE) announced that it has withdrawn from the bidding process and terminated its offer to the Special Committee of the Board of Printcafe Software, Inc. (NASDAQ: PCAF) to acquire all of the outstanding Printcafe common shares not owned by Creo.

"We have received information that leads us to revise our financial analysis of Printcafe's value to Creo and no longer feel that Printcafe is sufficiently valuable to Creo to warrant a continuation of the bidding process," stated Amos Michelson, Creo chief executive officer. "Accordingly, we have rescinded our offer to acquire the balance of Printcafe shares not owned by Creo. In addition, as we advised the Special Committee, we did not feel that we were permitted to participate in the bidding process in a manner that would allow us to maximize our offer to Printcafe's stockholders."

The text of the letter to the Special Committee follows:


                  February 24, 2003

                  Special Committee of the Board of Directors
                  c/o Printcafe Software, Inc.
                  Forty 24th Street
                  Pittsburgh, PA  15222

                  Gentlemen:

                  We are writing to advise you that Creo Inc. is withdrawing from the bidding process for Printcafe Software, Inc. and is therefore terminating its prior offers to acquire the outstanding shares of Printcafe common stock. There are a number of reasons for our decision, including the anticipated adverse financial impact of certain of the information concerning Printcafe that we have received during the process, your inability to supply the additional due diligence information we requested within the time frame promised, the negative reaction of your financial advisor to our last proposal, and our previously articulated dissatisfaction with the bidding process. We note in particular that after declining to talk to us for a full month, you and your advisors then imposed a series of 24 to 48 hour deadlines on us for reviewing information, formulating responses and supplying documentation.

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                  We regret that we have had to come to this decision.

                  Very truly yours,

                  Amos Michelson



About Creo

Creo is a world leader in solutions for the graphic arts industry. Core product lines include image capture systems; inkjet proofers; thermal imaging devices for films, plates and proofs; professional color and copydot scanning systems; and workflow management software. Creo is also an Original Equipment Manufacture supplier of on-press imaging technology, components for digital presses, and color servers for high-speed, print-on-demand digital printers. Creo trades under the symbols CREO on NASDAQ and CRE on the Toronto Stock Exchange. www.creo.com

(C) 2003 Creo Inc. The Creo product names mentioned in this document are trademarks or service marks of Creo Inc. and may be registered in certain jurisdictions. Other company and brand, product and service names are for identification purposes only and may be trademarks or registered trademarks of their respective holders. Data is subject to change without notice.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described under the caption "Information Regarding Forward-looking Statements" and elsewhere in our Annual Report for the fiscal year ended September 30, 2002, as filed with the U.S. Securities and Exchange Commission and which are incorporated herein by reference. We do not assume any obligation to update the forward-looking information contained in this press release.



Rochelle van Halm                        Tracy Rawa
Media Relations (Headquarters)           Investor Relations
T. +1.604.451.2700                       T. +1.604.451.2700
F. +1.604.437.9891                       F. +1.604.437.9891
rochelle.van.halm@creo.com               ir@creo.com


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